A Special Meeting of Shareholders of the SEI
Institutional Managed Trust (the Trust) was held on
March 14, 2016 for the purpose of considering
the proposal to elect, as a slate of nominees, each of
the current Trustees and one new Trustee to the Board
of Trustees of the Trust. The
proposal was approved with the following voting results:
Trustee
Shares Voted
Robert A. Nesher
  For
1,015,904,420.867
  Withheld
49,893,060.428
William M. Doran
  For
1,016,309,105.947
  Withheld
49,488,375.348
George J. Sullivan, JR.
  For
1,016,538,713.693
  Withheld
49,258,767.602
Nina Lesavoy
  For
1,016,867,926.740
  Withheld
48,929,554.555
James M. Williams
  For
1,016,927,090.157
  Withheld
48,870,391.138
Mitchell A. Johnson
  For
1,016,676,276.127
  Withheld
49,121,205.168
Hubert L. Harris, JR.
  For
1,016,582,512.198
  Withheld
49,214,969.097
Susan C. Cote
  For
1,016,797,597.744
  Withheld
48,999,883.551